Exhibit 10.20

Eltron

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of April 1, 1997 (the “Effective Date”), is entered into between Eltron International, Inc., a California corporation (“Eltron”), and Veraje Anjargolian, an individual residing at 3344 Emerald Isle Drive, Glendale, CA 91206 (“Employee”). In consideration of the mutual promises contained herein, Eltron and Employee agree as follows:

1.                                       Employment.

During the Employment Term (as defined below), Eltron hereby employs Employee as its Vice President, New Business Development or in such other capacities as may be requested from time to time. Employee accepts such employment and shall render the services specified herein upon the terms and conditions and for the compensation herein provided.

2.                                       Term of Employment.

Unless otherwise extended by written agreement of the parties, Employee’s employment hereunder will commence as of the Effective Date and will end on the earlier of: (a) the first anniversary of the Effective Date; (b) the date of termination of Employee’s employment pursuant to Sections 5, 6, or 7; or (c) the date of Employee’s death (collectively, the “Employment Term”). Until either party gives written notice to the other party prior to the expiration of the Employment Term, this Agreement shall automatically renew on each anniversary of the Effective Date for an additional one (1) year term and all of the terms of this Agreement shall govern unless otherwise agreed to in writing signed by both parties.

3.                                       Services to be Rendered.

Subject to the terms and conditions of this Agreement, Employee will initially be employed as Vice President, New Business Development. Employee further agrees to serve in such other positions with Eltron or with its affiliates or subsidiaries as Eltron may periodically request. Initially, Employee will report to Donald Skinner, Chairman and Chief Executive Officer.

Employee agrees to observe and comply with all of the policies, procedures and rules of Eltron regarding the performance of his specific duties and the duties and obligations of Eltron employees in general. Employee specifically covenants, warrants and represents to Eltron that he has the full, complete and entire right and authority to enter into this Agreement, and that he has no agreement, duty, commitment or responsibility of any kind or nature whatsoever with any other party, person, or entity which would conflict with or prevent any performance of his duties for Eltron.

4.                                       Salary and Benefits; Reimbursement of Expenses.

a.     Base Salary. Eltron shall pay Employee a base salary for full-time employment compensation at the rate of $9,583.33 per month, payable in equal bi-weekly installments. Eltron shall make all deductions, withholding, and other payments that are required by law from the gross sums paid to Employee.

b.     Expense Reimbursement. Eltron will pay or reimburse Employee for all preapproved business travel, business entertainment and other expenses reasonably and necessarily incurred by Employee in the performance of his obligations under this Agreement and in accordance with Eltron’s policies and procedures. Employee shall submit receipts for all requested reimbursement of expenses.

c.     Benefit Plans and Other Fringe Benefits. Employee and his dependents that are eligible will be permitted to participate in medical, life insurance and disability plans now made available generally by Eltron to its employees or which may be made generally available in the future, subject to, and on a basis consistent with, the terms, conditions and administration of each such plan.

It will not constitute a breach of this Agreement if Eltron unilaterally modifies, reduces or eliminates any of the benefits under any of these plans if such modification, reduction, or elimination applies equally to all similarly situated eligible participants in such plans.

Employee, in accordance with Eltron’s vacation policy, may take annual vacations aggregating 80 hours per year during the first and second year of this Agreement. The maximum accrual of vacation hours for the Employee will be 200 hours.

d.     Bonuses. Employee shall be eligible to participate in a discretionary bonus plan for bonuses of up to 30% of Employee’s quarterly base salary, payable upon successful completion of certain tasks. Employee and the Chief Executive Officer shall draft a writing listing Employee’s proposed Most Important Tasks (“MIT”) for each upcoming quarter. Each proposed task shall then be reviewed and, if satisfactory, approved by the Compensation Committee of the Board of Directors or the Chief Executive Officer and assigned a numerical weighting. At the end of each quarter, Employee’s approved MIT’s will be reviewed by the Chief Executive Officer to assess task completion and determine the amount of bonus, if any, to be awarded. The determination of the amount of the discretionary bonus, if any is awarded, shall be in the sole discretion of the Compensation Committee of the Board of Directors or, if applicable, the Chief Executive Officer.

5.                                       Disability.

If Employee becomes either partially or totally unable to perform his duties hereunder because of any illness, injury or physical or mental disability during the term of his employment at Eltron, he may remain a participant in Eltron’s benefit and compensation plans, in accordance with, and to the extent permitted under the terms of such plans. In the event of a partial disability, and if requested by Eltron, Employee will provide such part-time services as may be consistent with the nature and extent of such disability and his position with Eltron. As used herein, “disability” means a temporary or permanent condition which, in the opinion of a competent medical professional selected by Eltron, would prevent or prohibit Employee from performing or attempting to perform his duties hereunder substantially as performed prior to the occurrence of such disability.

Should Employee be disabled for a consecutive three-month period or three months out of six months or, if in the opinion of a medical professional selected by Eltron, Employee can be reasonably expected to be disabled for at least any one of those periods of time, Eltron and Employee agree that Employee’s employment will be terminated and Eltron may immediately fill Employee’s position with a permanent replacement. Under such circumstances, Employee’s employment will be treated as if Employee resigned pursuant to Section 7 herein.

6.                                       Termination of Employment by Eltron.

a.     With Cause. Eltron may terminate Employee’s employment under this Agreement for “cause”. Upon termination of Employee’s employment by Eltron for “cause,” all of Employee’s rights to salary, fringe benefits and all other payments and perquisites from Eltron will terminate prospectively to the maximum extent permitted by the applicable law and plan provisions. Any such termination by Eltron will be effective on five (5) days written notice, which notice will state that the termination is for “cause.” Eltron may also suspend Employee from all duties during this five-day period.

As used herein, “cause” means:

(i)                            The commission by Employee of any felony;

(ii)                           Any breach by Employee of any material term, provision or covenant contained in this Agreement and the failure of Employee to cure the same within a reasonable period of time not to exceed sixty (60)

days of receipt of written notice of such failure (which notice must state what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) and the demand that the same be cured;

(iii)                          The willful failure, neglect, inability or refusal of Employee to perform his duties and responsibilities under this Agreement and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured;

(iv)                          Any material breach by Employee of any of Eltron’s material policies, practices, rules and/or regulations and the failure to cure the same within fifteen (15) days of receipt of written notice (which notice must state what action or inaction by the Employee constitutes the breach and what Employee must do or not do to correct the breach) of such failure and the demand that the same be cured; or

(v)                           Any dishonesty or fraudulent conduct by Employee.

(b)   Without Cause. Eltron may terminate the Employee without cause at any time, effective immediately. Under such circumstances, the parties agree that Eltron, its officers, directors and employees shall not be liable for any claims by the Employee and the Employee agrees to discharge with prejudice any such claims against Eltron and its officers and directors upon:

(i)                            Payment by Eltron to Employee to Employee of his base salary on a bi-weekly basis for a period of six (6) months after the date of such termination without cause. No vacation benefits or eligibility shall accrue during the six-month period; and

(ii)                           Payment by Eltron of Employee’s medical coverage for himself and his eligible dependents for a period of six (6) months at a substantially equivalent level as was received prior to termination. Employee agrees to cooperate with Eltron to facilitate the providing of such benefits to the Employee and his eligible dependents at the lowest reasonable cost.

During the period that Employee’s base salary is continued, Employee agrees to be available in person or by phone to cooperate and assist Eltron’s officers, directors and employees with respect to inquiries concerning Eltron affairs. Employee understands that the continuation of the base salary shall be made in accordance with Eltron’s then-existing withholding and payroll policies.

7.                     Termination by Employee.

Employee may terminate his employment under this Agreement with or without “cause” upon reasonable written notice to Eltron. All of Employee’s rights to salary, fringe benefits, and other payments and perquisites will terminate prospectively to the maximum extent permitted by applicable law and plan provisions as of the date of Employee’s termination.

8.                                       Full-Time Employment; Confidentiality.

a.     Full-Time Employment. Employee will devote his full time, energies and attention to perform all of his duties to Eltron under this Agreement. In addition, Employee will not engage in any business, civic or other activities that would interfere with the performance of his duties hereunder. Employee further agrees that he will not perform services, whether or not for compensation, for any person or entity, which competes directly or indirectly with Eltron.

b.     Confidentiality. Except as may be required in the ordinary course of performing his duties hereunder, Employee at no time, whether during or after the termination of his employment (other than to promote and advance the business of Eltron), will reveal to any person or entity any trade secrets or confidential business information concerning Eltron, including but not limited to its production processes, inventions, formulae, research results and activities, marketing plans and strategies, pricing policies, customer lists and accounts, business or financial information of Eltron which have come to the Employee’s knowledge in the course and result of his employment with Eltron. These restrictions will not apply to information that is in the public domain, information that is required to be disclosed by law or an order of a court, agency or proceeding, or where Employee is authorized in writing to disclose by the Board of Directors of Eltron.

c.     Return of All Eltron Property and Documents. Upon the termination of employment, Employee will immediately return to Eltron all property of Eltron including, without limitation, all keys, credit cards, documents and information, however maintained (including computer files, tapes, and recordings), concerning Eltron and acquired by Employee in the course and scope of his employment (excluding only those documents relating to Employee’s own salary and benefits).

d.     Eltron’s Right to Equitable Relief. If Employee commits a breach, or threatens to commit a breach, of any of the terms of this Agreement, it is understood and agreed that such conduct would result in immediate and irreparable harm to Eltron and would cause damage to Eltron in an amount difficult to ascertain. Eltron will be entitled to the remedies of injunction and specific performance by any court having competent equity jurisdiction, and nothing in Section 9 herein shall apply or be interpreted to prohibit Eltron from seeking such equitable remedies.

e.     Duties of Employee after Termination. Employee shall fully cooperate with Eltron in all matters relating to the winding up of his pending work on behalf of Eltron and the orderly transfer of any such pending work and of his duties and responsibilities for Eltron to such other employees of Eltron as may be designated by the management of Eltron.

9.     Arbitration.

Any controversy, dispute or claim arising out of, or relating to or concerning the employment and compensation of Employee or the termination of Employee’s employment or a claimed violation of any provision of the laws of California or the United States will be settled by arbitration in Ventura County, California, in accordance with the Rules of the American Arbitration Association (the “AAA”) then existing. Should the AAA publish rules designed to accomplish the arbitration of employment disputes between employees not represented by a union and their employers, then those rules will be utilized. This agreement to arbitrate will be specifically enforceable. Judgment upon any award rendered by an arbitrator may be entered in any court having jurisdiction. If the rules of the AAA differ from those of this Section, the provisions of this Agreement will control.

a)     Procedure for Arbitration. Subject to the above, any demand for arbitration may be filed with the AAA and served upon the other party at any time within the period covered by the applicable statute of limitations.

b)    Conduct of Arbitration Proceedings. The cost of the arbitrator will be shared equally by the parties. If there is any issue whatsoever concerning confidentiality or trade secrets, no recording or transcription of the arbitration will take place.

c)     Powers of the Arbitrator. The arbitrator will have no authority to extend, modify or suspend any of the terms of this Agreement. The arbitrator will make his award in writing and shall accompany it with an opinion discussing the evidence and setting forth the reasons for his award. The arbitrator shall have the power to make all factual determinations and rule on all issues of law. ANY AWARD RENDERED BY THE ARBITRATOR SHALL BE FINAL AND BINDING UPON EACH PARTY TO THE ARBITRATION AND UNREVIEWABLE FOR ERROR OF LAW OR FOR LEGAL REASONING OF ANY KIND AND ANY SUCH AWARD MAY BE CONFIRMED AND A JUDGMENT ON SUCH AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION.

d)    Waiver of Right to Trial by Jury or Court. The parties hereto specifically waive any right to a trial by jury or a trial before a state or federal court judge.

10.   Non-Solicitation.

During the Employment Term and for a period of one year thereafter, Employee agrees that he shall not solicit any customers of Eltron, or recruit or cause any other person to recruit any employee of Eltron to any business or businesses competitive with Eltron.

11.   Inventions.

a)     Inventions Retained and Licensed. Employee has attached as Exhibit A hereto a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to his employment with Eltron (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to Eltron’s proposed business, products or research and development, and which are not assigned to Eltron hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions. If in the course of Employee’s employment with Eltron, Employee incorporates into a Eltron product, process or machine any Prior Inventions owned by Employee or in which Employee has an interest, Eltron is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Inventions as part of or in connection with such product, process or machine.

b)    Assignment of Inventions. Employee agrees that he will promptly make full written disclosure to Eltron, will hold in trust for the sole right and benefit of Eltron, and hereby assigns to Eltron, or its designee, all of the Employee’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of Eltron (collectively referred to as “Inventions”), except as provided in Section 11(f) below. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with Eltron and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

c)     Inventions Assigned to the United States. Employee agrees to assign to the United States government all of Employee’s right, title and interest in and to any and all inventions whenever such full title is required to be in the United States by a contract between Eltron and the United States or any of its agencies.

d)    Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with Eltron. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Eltron. The records will be available to and remain the sole property of Eltron at all times.

e)     Patent and Copyright Registrations. Employee agrees to assist Eltron, or its designee, at Eltron’s expense, in every proper way to secure Eltron’s rights in the inventions and any copyright patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Eltron of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Eltron shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Eltron, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that his obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after termination of this Agreement. If Eltron is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to Eltron as above, then Employee hereby irrevocably designates and appoints Eltron and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters or patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

f)     Exception to Assignments. Employee understands that the provisions of this Agreement requiring assignment of Inventions to Eltron do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached as Exhibit B). Employee will advise Eltron promptly in writing of any inventions that

Employee believes meet the criteria in California Labor Code Section 2870 and which are not otherwise disclosed on Exhibit A.

12.   Notices.

Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given when received addressed as follows:

a)	If to Eltron:
Eltron International, Inc.
41 Moreland Road
Simi Valley, California 93065
Attention: Chief Executive Officer

b)	If to Employee:
Veraje Anjargolian

13.   Entire Agreement.

Any previous written oral employment agreement between Employee and Eltron (including its subsidiaries) is canceled. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all prior or contemporaneous negotiations, discussions, or preliminary or final agreements, written or oral.

14.   Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of California.

15.   Assignment by Eltron/No Assignment by Employee.

Eltron may assign its rights and delegate its responsibilities under this Agreement to any corporation which acquires all or substantially all of the operating assets of Eltron by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or otherwise. Employee may not assign any rights or obligations under this Agreement.

16.   No Waiver.

No party’s failure to enforce any provision of this Agreement will be construed in any way as a waiver of such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

17.   Partial Invalidity.

Invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement.

19.   Interpretations.

Both parties have been afforded the opportunity to be represented by counsel. Accordingly, no interpretation or construction of any provision will be influenced by the identity of the draftsperson thereof.

20.   Counterparts.

This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

ELTRON INTERNATIONAL, INC.

By	/s/ Donald Skinner

Donald Skinner
Chairman
Chief Executive Officer

EMPLOYEE

/s/ Veraje Anjargolian

Veraje Anjargolian

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

The following is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets of Employee:

No inventions, improvements, etc., listed.

Addition Sheets Attached

/s/ Veraje Anjargolian

Veraje Anjargolian

EXHIBIT B

TO

EMPLOYMENT AGREEMENT

California Labor Code Section 2870:

§ 2870. Employment agreements; assignments of rights.

a)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1)     Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2)     Result from any work performed by the employee for the employer.

b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.